EXHIBIT 99.1

** NEWS RELEASE **                                      Contact:
                                                        MR. JAY A. JOHNSON
                                                        CHIEF FINANCIAL OFFICER
                                                        Hot Topic, Inc.
                                                        (626) 839-4681


               BOARD OF DIRECTORS DECLARES TWO-FOR-ONE STOCK SPLIT

CITY OF INDUSTRY, CA, Dec. 1, 2000 -- Hot Topic, Inc. (NasdaqNM:HOTT), a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for teens, announced today that its Board of Directors has declared a two-for-one split (in the form of a dividend) of its common stock.

On the effective date of December 27, 2000, shareholders will receive a dividend of one additional share for every share they own on the record date of December 14, 2000. Following the effective date of the split, Hot Topic will have approximately 20.1 million shares outstanding. The Company previously split its stock, also two-for-one, on December 28,1999.

Betsy McLaughlin, President and Chief Executive Officer, said, "We are pleased to announce the second split of our stock since the September 1996 Initial Public Offering. We believe that the stock split should benefit Hot Topic stockholders by making our stock more accessible to all investors, and by increasing liquidity."

McLaughlin continued, "Our business is strong; we have reported seven consecutive quarters of double digit comp sales increases, and earnings grew 126% in fiscal 1999 and have grown 92% in the first nine months of fiscal 2000. We are well positioned for Holiday and confident in our ability to expand and grow Hot Topic over the long-term."

Hot Topic, Inc. is a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. The Company currently operates 274 stores in 45 states throughout the United States, and an Internet store www.hottopic.com.

Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to the stock split and effects relating thereto and to new store openings and expected financial results. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comp store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet store, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, as well as other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including its Annual Report on Form 10-K for the year ended January 29, 2000. The historical results achieved are not necessarily indicative of future prospects of the Company.